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                                                                 Exhibit 99.n(1)

                         Consent of Independent Auditors

We consent to the reference to our firm under the captions "Financial Statements" in the Prospectus and "Financial Statements" and "Experts" in the Statement of Additional Information and to the use of our reports dated March 12, 2004 with respect to the financial statements of EquiTrust Life Variable Account II and January 30, 2004 with respect to the financial statements and schedules of EquiTrust Life Insurance Company, in Post-Effective Amendment No. 10 to the Registration Statement (Form N-6 No. 333-62221) and related Prospectus of EquiTrust Life Variable Account II (Flexible Premium Variable Life Insurance Policy) dated May 1, 2004.

                                                           /s/ Ernst & Young LLP


Des Moines, Iowa
April 26, 2004